SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G
                        (Amendment No.  )*

            Under the Securities Exchange Act of 1934

                            SAUER INC.
                         (Name of Issuer)

                           Common Stock
                   (Title of Class of Securities)

                            804 137 107
                           (CUSIP Number)

                            May 11, 1998
      (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[     ]    Rule 13d-1(b)
[     ]    Rule 13d-1(c)
[  X  ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 30 Pages

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 2 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Klaus H. Murmann

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Klaus H. Murmann With:

5.  Sole Voting Power: 128,225

6. Shared Voting Power: 15,262,500. Klaus H. Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 128,225

8. Shared Dispositive Power: 15,262,500. Klaus H. Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Klaus H. Murmann:
    15,390,725. Klaus H. Murmann disclaims beneficial ownership of 15,262,500 of these shares, 4,900,000 of which are owned by Klaus Murmann & Co. KG, a German limited partnership ("Murmann KG"), in which Klaus H. Murmann is a general partner, and 10,362,500 of which are owned by Sauer GmbH, a German limited liability company, a wholly owned subsidiary of K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung, a German limited liability company ("Murmann VmbH"), which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 56.2%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 3 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Klaus Murmann & Co. KG ("Murmann KG")

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Murmann KG With:

5.  Sole Voting Power: 4,900,000

6. Shared Voting Power: 10,362,500. Murmann KG disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 4,900,000

8. Shared Dispositive Power: 10,362,500. Murmann KG disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Murmann KG:
    15,262,500. Murmann KG disclaims beneficial ownership of 10,362,500 of these shares, which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: PN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 4 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Sauer GmbH

2.  Check the Appropriate Box if a Member of a Group

    (a)  [   ]
    (b)  [ x ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Sauer GmbH With:

5.  Sole Voting Power: 10,362,500

6.  Shared Voting Power: 0

7.  Sole Dispositive Power: 10,362,500

8.  Shared Dispositive Power: 0

9.  Aggregate Amount Beneficially Owned by Sauer GmbH:
    10,362,500

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 37.8%

12.  Type of Reporting Person: CO

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 5 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung
    ("Murmann VmbH")

2.  Check the Appropriate Box if a Member of a Group

    (a)  [   ]
    (b)  [ x ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Murmann VmbH With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 10,362,500. Murmann VmbH disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 10,362,500. Murmann VmbH disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Murmann VmbH:
    10,362,050. Murmann VmbH disclaims beneficial ownership of these shares, all of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 37.8%

12.  Type of Reporting Person: CO

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 6 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Hannelore Murmann

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Hannelore Murmann With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Hannelore Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Hannelore Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Hannelore Murmann:
    15,262,500. Hannelore Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Hannelore Murmann is a general partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
    VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [X] The amount in row (9) excludes 128,225 shares owned by Klaus
     H. Murmann, Hannelore Murmann's husband, over which Hannelore Murmann has no voting or dispositive power.

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 7 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Sven Murmann

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Sven Murmann With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Sven Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Sven Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Sven Murmann:
    15,262,500. Sven Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Sven Murmann is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
    VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 8 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Nicola Keim

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Nicola Keim With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Nicola Keim disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Nicola Keim disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Nicola Keim:
    15,262,500. Nicola Keim disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Nicola Keim is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
    VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 9 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Ulrike Murmann-Knuthe

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Ulrike Murmann-Knuthe With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Ulrike Murmann-Knuthe disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Ulrike Murmann-Knuthe disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Ulrike Murmann-Knuthe:
    15,262,500. Ulrike Murmann-Knuthe disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Ulrike Murmann-Knuthe is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 10 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Jan Murmann

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Jan Murmann With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Jan Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Jan Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Jan Murmann:
    15,262,500. Jan Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Jan Murmann is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
    VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 11 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Anja Murmann

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Anja Murmann With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Anja Murmann disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Anja Murmann disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Anja Murmann:
    15,262,500. Anja Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Anja Murmann is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
    VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 12 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Christa Zollner

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Christa Zollner With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Christa Zollner disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Christa Zollner disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Christa Zollner:
    15,262,500. Christa Zollner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Christa Zollner is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
    VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 13 of 30 Pages

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person:

    Britta Zollner

2.  Check the Appropriate Box if a Member of a Group

    (a)  [ x ]
    (b)  [   ]

3.  SEC Use Only

4.  Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Britta Zollner With:

5.  Sole Voting Power: 0

6. Shared Voting Power: 15,262,500. Britta Zollner disclaims beneficial ownership of these shares.

7.  Sole Dispositive Power: 0

8. Shared Dispositive Power: 15,262,500. Britta Zollner disclaims beneficial ownership of these shares.

9.  Aggregate Amount Beneficially Owned by Britta Zollner:
    15,262,500. Britta Zollner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Britta Zollner is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann
    VmbH, which is wholly owned by Murmann KG.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
     [  ]

11.  Percent of Class Represented by Amount in Row 9: 55.7%

12.  Type of Reporting Person: IN

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 14 of 30 Pages

 Item 1(a)  Name of Issuer:

   Sauer Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

   2800 East 13th Street
   Ames, Iowa 50010

   and

   Krokamp 35
   24539 Neumunster
   Federal Republic of Germany

Item 2(a)  Names of Persons Filing:

   Klaus H. Murmann
   Klaus Murmann & Co. KG
   Sauer GmbH
   K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung
   Hannelore Murmann
   Sven Murmann
   Nicola Keim
   Ulrike Murmann-Knuthe
   Jan Murmann
   Anja Murmann
   Christa Zollner
   Britta Zollner

Item 2(b)  Address of Principal Business Office or, if none, Residence:

   Klaus H. Murmann, Hannelore Murmann, Christa Zollner, and Britta Zollner reside at Bismarckallee 24, D 24105 Kiel, Germany. Sven
Murmann resides at Freiestrasse 148b, CH-8032 Zurich, Switzerland.
Nicola Keim resides at Dr. Max-Strasse 15, D 82031 Grunwald, Kr.
Munchen, Germany. Ulrike Murmann-Knuthe resides at Hansastrasse 47, D-20144 Hamburg, Germany. Jan Murmann resides at 6, Rue de L'Agent Bailly, F75009, Paris, France. Anja Murmann resides at 532 E. 5th Street, Apt. 2, New York, New York 10009. Murmann & Co. KG, Sauer GmbH, and Murmann VmbH all have principal business offices at Krokamp 35, 24539 Neumunster, Federal Republic of Germany.

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 15 of 30 Pages

Item 2(c) Citizenship: All reporting persons are citizens of the Federal Republic of Germany.

Item 2(d)  Title of Class of Securities:

   Common Stock of Sauer Inc.

Item 2(e)  CUSIP Number:

   804 137 107

Item 3  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

     (a)  [   ]     Broker or Dealer registered under Section 15 of
                    the Act;

     (b)  [   ]     Bank as defined in Section 3(a)(6) of the Act;

     (c)  [   ]     Insurance Company as defined in Section 3(a)(19)
                    of the Act;

     (d)  [   ]     Investment Company registered under Section 8 of
                    the Investment Company Act;

     (e)  [   ]     An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

     (f)  [   ]     An employee benefit plan or endowment fund in
                    accordance with Rule 13d-1(b)(1)(ii)(F);

     (g)  [   ]     A parent holding company or control person in
                    accordance with Rule 13d-1(b)(1)(ii)(G);

     (h)  [   ]     A savings association as defined in Section 3(b) of
                    the Federal Deposit Insurance Act;

     (i)  [   ]     A church plan that is excluded from the definition
                    of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [   ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 16 of 30 Pages

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [   ]

Item 4.  Ownership:

   This Schedule 13G is being filed by Murmann KG, a German limited partnership; Klaus H. Murmann, Hannelore Murmann, Sven Murmann,
Nicola Keim, Ulrike Murmann-Knuthe, Jan Murmann, Anja Murmann,
Christa Zollner, and Britta Zollner, all of Murmann KG's general and limited partners; Murmann VmbH, Murmann KG's wholly owned German limited liability company; and Sauer GmbH, a wholly owned subsidiary of Murmann VmbH. The total number of shares beneficially owned by the filers of this statement is 15,390,725. Of those shares, Klaus H. Murmann is the direct owner of 128,225 shares, as to which none of the other filers has any voting or dispositive power. 4,900,000 shares are directly owned by Murmann KG. The general and limited partners all may be deemed to be beneficial owners of these shares because, under German law, they all have some voting power in the partnership. The final 10,362,500 shares are owned directly by Sauer GmbH. Murmann VmbH, Murmann KG, and all the limited and general partners may be deemed to be beneficial owners of these shares.

  Therefore, Klaus H. Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,390,725. Klaus H. Murmann disclaims beneficial ownership of 15,262,500 of these shares, 4,900,000 of which are owned by Murmann KG, in which Klaus H. Murmann is a general partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 56.2%

   (c)  Number of shares as to which Klaus H. Murmann has:

            (i)  sole power to vote or to direct the vote: 128,225
            (ii) shared power to vote or to direct the vote: 15,262,500. Klaus H. Murmann disclaims beneficial ownership of these shares.

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 17 of 30 Pages

            (iii) sole power to dispose or to direct the disposition of:
       128,225
            (iv) shared power to dispose or to direct the disposition of:
       15,262,500. Klaus H. Murmann disclaims beneficial ownership of these shares.

  Moreover, Murmann KG may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Murmann KG disclaims beneficial ownership of 10,362,500 of these shares, which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Murmann KG has:

            (i)  sole power to vote or to direct the vote: 4,900,000
            (ii) shared power to vote or to direct the vote: 10,362,500. Murmann KG disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of:
       4,900,000
            (iv) shared power to dispose or to direct the disposition of:
       10,362,500. Murmann KG disclaims beneficial ownership of these shares.

  Moreover, Sauer GmbH may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a)  Amount Beneficially Owned: 10,362,500.

   (b)  Percent of Class: 37.8%

   (c)  Number of shares as to which Sauer GmbH has:

            (i)   sole power to vote or to direct the vote: 10,362,500
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of:
       10,362,500
            (iv)  shared power to dispose or to direct the disposition of: 0

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 18 of 30 Pages

  Moreover, Murmann VmbH may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 10,362,500. Murmann VmbH disclaims beneficial ownership of these shares, which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH.

   (b)  Percent of Class: 37.8%

   (c)  Number of shares as to which Murmann VmbH has:

            (i)   sole power to vote or to direct the vote: 0
            (ii) shared power to vote or to direct the vote: 10,362,500. Murmann VmbH disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to dispose or to direct the disposition of:
        10,362,500. Murmann VmbH disclaims beneficial ownership of these shares.

  Moreover, Hannelore Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Hannelore Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Hannelore Murmann is a general partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Hannelore Murmann has:

            (i)  sole power to vote or to direct the vote: 0
            (ii) shared power to vote or to direct the vote: 15,262,500. Hannelore Murmann disclaims beneficial ownership of these shares.

PAGE
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CUSIP NO. 804 137 107     SCHEDULE 13G       Page 19 of 30 Pages

            (iii) sole power to dispose or to direct the disposition of:  0
            (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Hannelore Murmann disclaims beneficial ownership of these shares.

  Moreover, Sven Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Sven Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Sven Murmann is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Sven Murmann has:

            (i)   sole power to vote or to direct the vote: 0
            (ii) shared power to vote or to direct the vote: 15,262,500. Sven Murmann disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of:  0
            (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Sven Murmann disclaims beneficial ownership of these shares.

  Moreover, Nicola Keim may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Nicola Keim disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Nicola Keim is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Nicola Keim has:

            (i)   sole power to vote or to direct the vote: 0

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 20 of 30 Pages

            (ii) shared power to vote or to direct the vote: 15,262,500. Nicola Keim disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of:  0
            (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Nicola Keim disclaims beneficial ownership of these shares.

  Moreover, Ulrike Murmann-Knuthe may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Ulrike Murmann-Knuthe disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Ulrike Murmann-Knuthe is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Ulrike Murmann-Knuthe has:

            (i)   sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 15,262,500.
        Ulrike Murmann-Knuthe disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of:  0
            (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Ulrike Murmann-Knuthe disclaims beneficial ownership of these shares.

  Moreover, Jan Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Jan Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Jan Murmann is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 21 of 30 Pages

   (c)  Number of shares as to which Jan Murmann has:

            (i)   sole power to vote or to direct the vote: 0
            (ii) shared power to vote or to direct the vote: 15,262,500. Jan Murmann disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of:  0
            (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Jan Murmann disclaims beneficial ownership of these shares.

  Moreover, Anja Murmann may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Anja Murmann disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Anja Murmann is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Anja Murmann has:

            (i)   sole power to vote or to direct the vote: 0
            (ii) shared power to vote or to direct the vote: 15,262,500. Anja Murmann disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of:  0
            (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Anja Murmann disclaims beneficial ownership of these shares.

  Moreover, Christa Zollner may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Christa Zollner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Christa Zollner is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 22 of 30 Pages

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Christa Zollner has:

            (i)   sole power to vote or to direct the vote: 0
            (ii) shared power to vote or to direct the vote: 15,262,500. Christa Zollner disclaims beneficial ownership of these shares.
            (iii) sole power to dispose or to direct the disposition of:  0
            (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Christa Zollner disclaims beneficial ownership of these shares.

  Moreover, Britta Zollner may be deemed to be the beneficial owner of Sauer Inc. Common Stock as follows:

   (a) Amount Beneficially Owned: 15,262,500. Britta Zollner disclaims beneficial ownership of these shares, 4,900,000 of which are owned by Murmann KG, in which Britta Zollner is a limited partner, and 10,362,500 of which are owned by Sauer GmbH, a wholly owned subsidiary of Murmann VmbH, which is wholly owned by Murmann KG.

   (b)  Percent of Class: 55.7%

   (c)  Number of shares as to which Britta Zollner has:

             (i)   sole power to vote or to direct the vote: 0
             (ii) shared power to vote or to direct the vote: 15,262,500. Britta Zollner disclaims beneficial ownership of these shares.
             (iii) sole power to dispose or to direct the disposition of:  0
             (iv)  shared power to dispose or to direct the disposition of:
        15,262,500. Britta Zollner disclaims beneficial ownership of these shares.

Item 5  Ownership of Five Percent or Less of a Class:

   Not Applicable.

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 23 of 30 Pages

Item 6  Ownership of More than Five Percent on Behalf of Another
Person:

   Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

   Not applicable.

Item 8  Identification and Classification of Members of the Group:

   See Exhibit A attached hereto.

Item 9  Notice of Dissolution of Group:

   Not Applicable.

Item 10  Certification:

   Not Applicable.

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 24 of 30 Pages

                            Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  February 16, 1999            Klaus H. Murmann
                                    ____________________________
                                    Klaus H. Murmann

                                    Sauer GmbH

Date:  February 16, 1999            Klaus H. Murmann
                                    By___________________________
                                    Klaus H. Murmann, principal

                                    Klaus Murmann & Co. KG

Date:  February 16, 1999            Klaus H. Murmann
                                    By___________________________
                                    Klaus H. Murmann, general partner

                                    K. Murmann Verwaltungsgesellschaft
                                    mit beschrankter Haftung

Date:  February 16, 1999            Klaus H. Murmann
                                    By___________________________
                                    Klaus H. Murmann, principal

Date:  February 16, 1999            Hannelore Murmann
                                    _____________________________
                                    Hannelore Murmann

Date:  February 16, 1999            Sven Murmann
                                    _____________________________
                                    Sven Murmann

Date:  February 16, 1999            Nicola Keim
                                    _____________________________
                                    Nicola Keim

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 25 of 30 Pages


Date:  February 16, 1999            Ulrike Murmann-Knuthe
                                    _____________________________
                                    Ulrike Murmann-Knuthe

Date:  February 16, 1999            Jan Murmann
                                    _____________________________
                                    Jan Murmann

Date:  February 16, 1999            Anja Murmann
                                    _____________________________
                                    Anja Murmann

Date:  February 16, 1999            Christa Zollner
                                    _____________________________
                                    Christa Zollner

Date:  February 16, 1999            Britta Zollner
                                    _____________________________
                                    Britta Zollner

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 26 of 30 Pages

                          EXHIBIT INDEX

Exhibit               Document                                 Page No.

   A                  Indemnification of Members of Group         27
   B                  Joint Filing Agreement                      29

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 27 of 30 Pages

                            EXHIBIT A

Klaus H. Murmann
Bismarckallee 24
D 24105 Kiel
Germany

Sauer GmbH
Krokamp 35
24539 Neumunster
Federal Republic of Germany

Klaus Murmann & Co. KG
Krokamp 35
24539 Neumunster
Federal Republic of Germany

K. Murmann Verwaltungsgesellschaft mit beschrankter Haftung
Krokamp 35
24539 Neumunster
Federal Republic of Germany

Hannelore Murmann
Bismarckallee 24
D 24105 Kiel
Germany

Sven Murmann
Freiestrasse 148b
CH-8032 Zurich
Switzerland

Nicola Keim
Dr. Max-Strasse 15
D 82031 Grunwald
Kr. Munchen
Germany

Ulrike Murmann-Knuthe
Hansastrasse 47
D-20144 Hamburg
Germany

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 28 of 30 Pages

Jan Murmann
6, Rue de L'Agent Bailly
F75009, Paris
France

Anja Murmann
532 East 5th Street, Apt. 2
New York, New York 10009

Christa Zollner
Bismarckallee 24
D 24105 Kiel
Germany

Britta Zollner
Bismarckallee 24
D 24105 Kiel
Germany

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 29 of 30 Pages

                           EXHIBIT B

                     JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Exhibit is attached with respect to the Common Stock of Sauer Inc., a Delaware corporation, and consent to this Joint Filing Agreement being included as an Exhibit to such filing. In evidence thereof, the undersigned hereby execute this Agreement this 16th day of February, 1999.

Date:  February 16, 1999            ____________________________
                                    Klaus H. Murmann

                                    Sauer GmbH

Date:  February 16, 1999            Klaus H. Murmann
                                    By___________________________
                                    Klaus H. Murmann, principal

                                    Klaus Murmann & Co. KG

Date:  February 16, 1999            Klaus H. Murmann
                                    By___________________________
                                    Klaus H. Murmann, general partner

                                    K. Murmann Verwaltungsgesellschaft
                                    mit beschrankter Haftung

Date:  February 16, 1999            Klaus H. Murmann
                                    By___________________________
                                    Klaus H. Murmann, principal

Date:  February 16, 1999            Hannelore Murmann
                                    _____________________________
                                    Hannelore Murmann

Date:  February 16, 1999            Sven Murmann
                                    _____________________________
                                    Sven Murmann

PAGE

CUSIP NO. 804 137 107     SCHEDULE 13G       Page 30 of 30 Pages

Date:  February 16, 1999            Nicola Keim
                                    _____________________________
                                    Nicola Keim

Date:  February 16, 1999            Ulrike Murmann-Knuthe
                                    _____________________________
                                    Ulrike Murmann-Knuthe

Date:  February 16, 1999            Jan Murmann
                                    _____________________________
                                    Jan Murmann

Date:  February 16, 1999            Anja Murmann
                                    _____________________________
                                    Anja Murmann

Date:  February 16, 1999            Christa Zollner
                                    _____________________________
                                    Christa Zollner

Date:  February 16, 1999            Britta Zollner
                                    _____________________________
                                    Britta Zollner